Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS THIRD QUARTER EARNINGS
GAAP earnings per share down 5%, adjusted earnings per share up nearly 20%
MIAMI (September 26, 2017) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced U.S. GAAP net income of $1.3 billion, or $1.83 diluted EPS, for the third quarter of 2017 compared to U.S. GAAP net income for the third quarter of 2016 of $1.4 billion, or $1.93 diluted EPS. Third quarter 2017 adjusted net income of $1.7 billion, or $2.29 adjusted EPS, was higher than adjusted net income of $1.4 billion, or $1.92 adjusted EPS, for the third quarter of 2016. Adjusted net income excludes unrealized gains on fuel derivatives of $65 million and impairments and other net charges of $395 million for the third quarter 2017 and net gains of $7 million for the third quarter 2016. Revenues for the third quarter of 2017 of $5.5 billion were higher than the $5.1 billion in the prior year.
Carnival Corporation & plc President and Chief Executive Officer Arnold Donald stated, “We delivered another consecutive quarter of strong operational improvement and another third quarter adjusted earnings record. Our ongoing efforts to create demand well in excess of measured supply growth helped to drive five percent higher cruise ticket pricing. We have many innovative efforts to accelerate demand in 2018 and beyond including our recently announced digital streaming channel, OceanView, and our mobile gaming portfolio, PlayOcean, both launching this week.” The company will launch OceanView and PlayOcean at a public relations event in New York City's Time Square on September 28th between 11 a.m. and 1 p.m.
Key information for the third quarter 2017 compared to the prior year:

•
Gross revenue yields (revenue per available lower berth day or “ALBD”) increased 5.5 percent. In constant currency, net revenue yields increased 5.1 percent for 3Q 2017, better than June guidance of up approximately 4.0 percent.

•
Gross cruise costs including fuel per ALBD increased 12.4 percent (including ship impairment charges). In constant currency, net cruise costs excluding fuel per ALBD increased 0.2 percent, in line with June guidance of approximately flat.

•	Changes in fuel prices (including realized fuel derivatives) and currency exchange rates decreased earnings by $0.03 per share.

•	Noncash impairment charges for ships, trademark and goodwill of $392 million driven by the company's decision to strategically realign its business in Australia.
Highlights from the third quarter include the official naming ceremonies for AIDA Cruises’ AIDAperla, which was christened in Palma de Mallorca with German model and presenter Lena Gercke serving as godmother, and Princess Cruises’ Majestic Princess, which debuted in China with renowned basketball legend Yao Ming and his wife Ye Li presiding over the ceremony. We announced three additional Princess Cruises ships, Golden Princess, Crown Princess and Ruby Princess, will be outfitted with the technical requirements to transition them to the Ocean Platform featuring Ocean MedallionTM. This cutting edge interactive guest experience will be piloted later this year on Regal Princess. Also during the quarter, Holland America Line along with O, The Oprah Magazine, had its inaugural Share the Adventure cruise sailing from Seattle to Alaska with a number of distinguished guests on board including Oprah Winfrey. Additionally, Holland America Line received approval to operate a series of cruises to Cuba beginning in December 2017 and Carnival Cruise Line received approval for five additional Cuba cruises in 2018, following the debut of its program in June of this year.
Outlook
Donald commented, “After the earthquakes in Mexico and a very challenging series of hurricanes, our thoughts are with all of those impacted and we are actively contributing to the relief and rebuilding efforts in the Caribbean and the southern U.S. through monetary and other support. Many people throughout these areas have been impacted and several ports are temporarily unavailable. Fortunately, our owned destinations including Amber Cove, Dominican Republic; Cozumel, Mexico; Mahogany Bay, Honduras; Half Moon Cay and Princess Cays, Bahamas, as well as more than 40 other ports, plus all those in Mexico, are fully operational and welcoming guests.” Donald added that several temporary port closures associated with the storms led to voyage disruptions which are expected to result in an estimated $0.10 to $0.12 per share reduction in earnings in the fourth quarter. The company has resumed normal operations, with some itinerary modifications and is continuing to deliver exceptional Caribbean cruise vacations to its guests.

At this time, cumulative bookings for the first half of next year are well ahead of the prior year on both price and occupancy. Since June, booking volumes for the first half of next year have been running ahead of last year at prices that are well ahead.
Donald added, “Our record results, coupled with strong booking trends, have more than offset the anticipated earnings impact from these weather disruptions, enabling us to raise the mid-point of our guidance and positioning us to achieve the higher end of our previous earnings guidance range. Our performance affirms conviction in our company’s inherent ability to deliver sustained double digit return on invested capital in 2018 and beyond. We remain on track to achieve record cash from operations of $5 billion this year, and to continue to distribute cash to shareholders through steadily increasing dividends, currently totaling $1.2 billion annually, and opportunistic share repurchases, which are approaching $3 billion cumulatively over the past two years.”
The company expects full year 2017 net revenue yields in constant currency to be up approximately 4.0 percent compared to the prior year, better than June guidance of up approximately 3.5 percent. The company expects full year net cruise costs excluding fuel per ALBD in constant currency compared to the prior year to be up approximately 2.5 percent versus June guidance of up approximately 1.5 percent. The cumulative impact of the recent weather related voyage disruptions reduced forecasted full year net revenue yields by 0.4 percent and increased full year net cruise cost guidance by 0.3 percent.
Changes in fuel prices (including realized fuel derivatives) and currency exchange rates compared to the prior year are expected to decrease earnings by $0.33 per share. Taking the above factors into consideration, the company expects full year 2017 adjusted earnings per share to be in the range of $3.64 to $3.70 compared to June guidance of $3.60 to $3.70 and 2016 adjusted earnings per share of $3.45.
Fourth Quarter 2017 Outlook
Fourth quarter constant currency net revenue yields are expected to be up approximately 1.5 to 2.5 percent compared to the prior year. Excluding the estimated impact from recent weather related voyage disruptions, fourth quarter constant currency revenue yields would have been expected to increase approximately 3.5 percent, 1.5 percent higher than the mid-point of September guidance. Net cruise costs excluding fuel per ALBD in constant currency for the fourth quarter of 2017 are expected to increase by approximately 6 to 7 percent compared to the prior year of which approximately 1.5 percent was due to the impact of the recent weather related voyage disruptions and nearly 3 percent will be due to higher dry-dock costs as previously anticipated. Changes in fuel prices (including realized fuel derivatives) and currency exchange rates compared to the prior year are expected to decrease earnings by $0.04 per share. Based on the above factors, the company expects adjusted earnings per share for the fourth quarter 2017 to be in the range of $0.44 to $0.50 versus 2016 adjusted earnings per share of $0.67.
Selected Key Metrics

	Full Year 2017		Fourth Quarter 2017
Year over year change:	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net revenue yields	Approx 3.5%	Approx 4.0%	4.0 to 5.0%	1.5 to 2.5%
Net cruise costs excl. fuel / ALBD	Approx 2.5%	Approx 2.5%	8.0 to 9.0%	6.0 to 7.0%

	Full Year 2017	Fourth Quarter 2017
Fuel price per metric ton	$378	$397
Fuel consumption (metric tons in thousands)	3,305	840
Currency: Euro	$1.13 to €1	$1.19 to €1
Sterling	$1.28 to £1	$1.35 to £1
Australian dollar	$0.77 to A$1	$0.80 to A$1

	Three Months Ended August 31,		Nine Months Ended August 31,
	2017	2016	2017	2016
Net income (in millions)	$1,329	$1,424	$2,060	$2,171
Adjusted net income (in millions) (a)	$1,659	$1,417	$2,318	$2,089

Earnings per share-diluted	$1.83	$1.93	$2.84	$2.88
Adjusted earnings per share-diluted (a)	$2.29	$1.92	$3.19	$2.77

(a) See the net income to adjusted net income and EPS to adjusted EPS reconciliations in the Non-GAAP Financial Measures included herein.

Conference Call
The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its 2017 third quarter results. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the world’s largest leisure travel company and among the most profitable and financially strong in the cruise and vacation industries, with a portfolio of 10 dynamic brands that include nine of the world’s leading cruise lines. With operations in North America, Europe, Australia and Asia, its portfolio features Carnival Cruise Line, Holland America Line, Princess Cruises, Seabourn, AIDA Cruises, Costa Cruises, Cunard, P&O Cruises (Australia) and P&O Cruises (UK), as well as Fathom, the corporation’s immersion and enrichment experience brand.
Together, the corporation’s cruise lines operate 103 ships with 231,000 lower berths visiting over 700 ports around the world, with 18 new ships scheduled to be delivered between 2018 and 2022. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.
In 2017, Fast Company recognized Carnival Corporation as being among the “Top 10 Most Innovative Companies” in both the design and travel categories. Fast Company specifically recognized Carnival Corporation for its work in developing Ocean Medallion™, a high-tech wearable device that enables the world’s first interactive guest experience platform capable of transforming vacation travel into a highly personalized and elevated level of customized service.

Additional information can be found on www.carnival.com, www.fathom.org, www.hollandamerica.com, www.princess.com, www.seabourn.com, www.aida.de, www.costacruise.com, www.cunard.com, www.pocruises.com.au and www.pocruises.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Roger Frizzell	Beth Roberts
+1 (305) 406 7862	+1 (305) 406 4832

Cautionary Note Concerning Factors That May Affect Future Results
Carnival Corporation and Carnival plc and their respective subsidiaries are referred to collectively in this document as “Carnival Corporation & plc,” “our,” “us” and “we.” Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include those statements that relate to our outlook and financial position including, but not limited to, statements regarding:

• Net revenue yields	• Net cruise costs, excluding fuel per available lower berth day
• Booking levels	• Estimates of ship depreciable lives and residual values
• Pricing and occupancy	• Goodwill, ship and trademark fair values
• Interest, tax and fuel expenses	• Liquidity
• Currency exchange rates	• Adjusted earnings per share

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. It is not possible to predict or identify all such risks. There may be additional risks that we consider immaterial or which are unknown. These factors include, but are not limited to, the following:

•
Incidents, such as ship incidents, security incidents, the spread of contagious diseases and threats thereof, adverse weather conditions or other natural disasters and the related adverse publicity affecting our reputation and the health, safety, security and satisfaction of guests and crew

•	Economic conditions and adverse world events affecting the safety and security of travel, such as civil unrest, armed conflicts and terrorist attacks

•	Changes in and compliance with laws and regulations relating to the environment, health, safety, security, tax and anti-corruption under which we operate

•	Disruptions and other damages to our information technology and other networks and operations, and breaches in data security

•	Ability to recruit, develop and retain qualified personnel

•	Increases in fuel prices

•	Fluctuations in foreign currency exchange rates

•	Misallocation of capital among our ship, joint venture and other strategic investments

•	Future operating cash flow may not be sufficient to fund future obligations and we may be unable to obtain financing

•	Overcapacity in the cruise ship and land-based vacation industry

•	Deterioration of our cruise brands’ strengths and our inability to implement our strategies

•
Continuing financial viability of our travel agent distribution system, air service providers and other key vendors in our supply chain and reductions in the availability of, and increases in the prices for, the services and products provided by these vendors

•
Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments on terms that are favorable or consistent with our expectations and increases to our repairs and maintenance expenses and refurbishment costs as our fleet ages

•	Failure to keep pace with developments in technology

•
Geographic regions in which we try to expand our business may be slow to develop and ultimately not develop how we expect and our international operations are subject to additional risks not generally applicable to our U.S. operations

•	Competition from the cruise ship and land-based vacation industry

•	Economic, market and political factors that are beyond our control

•	Litigation, enforcement actions, fines or penalties

•	Lack of continuing availability of attractive, convenient and safe port destinations on terms that are favorable or consistent with our expectations

•	Union disputes and other employee relationship issues

•	Decisions to self-insure against various risks or the inability to obtain insurance for certain risks at reasonable rates

•	Reliance on third-party providers of various services integral to the operations of our business

•	Business activities that involve our co-investment with third parties

•	Disruptions in the global financial markets or other events that may negatively affect the ability of our counterparties and others to perform their obligations to us

•	Our shareholders may be subject to the uncertainties of a foreign legal system since Carnival Corporation and Carnival plc are not U.S. corporations

•	Small group of shareholders may be able to effectively control the outcome of shareholder voting

•
Provisions in Carnival Corporation’s and Carnival plc’s constitutional documents may prevent or discourage takeovers and business combinations that our shareholders might consider to be in their best interests

•	The dual listed company arrangement involves risks not associated with the more common ways of combining the operations of two companies

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood.
Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2017	2016	2017	2016
Revenues
Cruise
Passenger ticket	$4,138	$3,803	$9,814	$9,217
Onboard and other	1,223	1,146	3,237	3,047
Tour and other	154	148	200	190
	5,515	5,097	13,251	12,454
Operating Costs and Expenses
Cruise
Commissions, transportation and other	699	646	1,781	1,723
Onboard and other	184	171	438	411
Payroll and related	520	494	1,552	1,488
Fuel	307	265	914	648
Food	270	260	774	755
Other ship operating (a)	947	643	2,293	1,914
Tour and other	86	84	132	125
	3,013	2,563	7,884	7,064
Selling and administrative	547	529	1,649	1,613
Depreciation and amortization	473	443	1,368	1,303
Goodwill and trademark impairment	89	—	89	—
	4,122	3,535	10,990	9,980
Operating Income	1,393	1,562	2,261	2,474
Nonoperating Income (Expense)
Interest income	3	2	7	5
Interest expense, net of capitalized interest	(49)	(61)	(150)	(168)
Gains (losses) on fuel derivatives, net (b)	7	(36)	(19)	(102)
Other income (expense), net	14	(2)	7	6
	(25)	(97)	(155)	(259)
Income Before Income Taxes	1,368	1,465	2,106	2,215
Income Tax Expense, Net	(39)	(41)	(46)	(44)
Net Income	$1,329	$1,424	$2,060	$2,171
Earnings Per Share
Basic	$1.84	$1.93	$2.85	$2.89
Diluted	$1.83	$1.93	$2.84	$2.88

Dividends Declared Per Share	$0.40	$0.35	$1.15	$1.00
Weighted-Average Shares Outstanding - Basic	723	737	724	751
Weighted-Average Shares Outstanding - Diluted	726	739	727	754

(a)	Includes $304 million of ship impairment charges in the three and nine months ended August 31, 2017.

(b)
During the three months ended August 31, 2017 and 2016, our gains (losses) on fuel derivatives, net include net unrealized gains of $65 million and $25 million and realized (losses) of $(57) million and $(61) million, respectively. During the nine months ended August 31, 2017 and 2016, our gains (losses) on fuel derivatives, net include net unrealized gains of $134 million and $121 million and realized (losses) of $(153) million and $(223) million, respectively.

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	August 31, 2017	November 30, 2016
ASSETS
Current Assets
Cash and cash equivalents	$489	$603
Trade and other receivables, net	324	298
Inventories	357	322
Prepaid expenses and other	491	466
Total current assets	1,661	1,689
Property and Equipment, Net	34,172	32,429
Goodwill	2,957	2,910
Other Intangibles	1,247	1,275
Other Assets	606	578	(a)
	$40,643	$38,881
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$182	$457
Current portion of long-term debt	1,265	640
Accounts payable	639	713
Accrued liabilities and other	1,845	1,740
Customer deposits	4,038	3,522
Total current liabilities	7,969	7,072
Long-Term Debt	7,723	8,302	(a)
Other Long-Term Liabilities	779	910

Shareholders’ Equity
Common stock of Carnival Corporation, $0.01 par value; 1,960 shares authorized; 655 shares at 2017 and 654 shares at 2016 issued	7	7
Ordinary shares of Carnival plc, $1.66 par value; 217 shares at 2017 and 2016 issued	358	358
Additional paid-in capital	8,690	8,632
Retained earnings	23,066	21,843
Accumulated other comprehensive loss	(1,845)	(2,454)
Treasury stock, 121 shares at 2017 and 118 shares at 2016 of Carnival Corporation and 30 shares at 2017 and 27 shares at 2016 of Carnival plc, at cost	(6,104)	(5,789)
Total shareholders’ equity	24,172	22,597
	$40,643	$38,881

(a) On December 1, 2016, we adopted the Financial Accounting Standards Board's Interest - Imputation of Interest and reclassified $55 million from Other Assets to Long-Term Debt on our November 30, 2016 Consolidated Balance Sheet.

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

	Three Months Ended August 31,		Nine Months Ended August 31,
	2017	2016	2017	2016
STATISTICAL INFORMATION
ALBDs (in thousands) (a)	$21,120	20,572	$61,541	59,555
Occupancy percentage (b)	111.3%	111.4%	106.7%	106.6%
Passengers carried (in thousands)	3,441	3,265	9,116	8,606
Fuel consumption in metric tons (in thousands)	814	793	2,463	2,417
Fuel consumption in metric tons per thousand ALBDs	38.5	38.6	40.0	40.6
Fuel cost per metric ton consumed	$378	$335	$371	$268
Currencies
U.S. dollar to euro	$1.15	$1.12	$1.11	$1.11
U.S. dollar to sterling	$1.29	$1.34	$1.27	$1.41
U.S. dollar to Australian dollar	$0.78	$0.75	$0.76	$0.74

CASH FLOW INFORMATION (in millions)
Cash from operations	$1,449	$1,429	$4,298	$4,110
Capital expenditures	$437	$450	$2,296	$2,416
Dividends paid	$290	$262	$797	$721

Notes to Statistical Information

(a)
ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(b)
In accordance with cruise industry practice, occupancy is calculated using a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

Consolidated gross and net revenue yields were computed by dividing the gross and net cruise revenues by ALBDs as follows (dollars in millions, except yields) (a):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2017	2017 Constant Dollar	2016	2017	2017 Constant Dollar	2016
Passenger ticket revenues	$4,138	$4,117	$3,803	$9,814	$9,942	$9,217
Onboard and other revenues	1,223	1,218	1,146	3,237	3,262	3,047
Gross cruise revenues	5,361	5,335	4,949	13,051	13,204	12,264
Less cruise costs
Commissions, transportation and other	(699)	(695)	(646)	(1,781)	(1,809)	(1,723)
Onboard and other	(184)	(184)	(171)	(438)	(442)	(411)
	(883)	(879)	(817)	(2,219)	(2,251)	(2,134)
Net passenger ticket revenues	3,439	3,422	3,157	8,033	8,133	7,494
Net onboard and other revenues	1,039	1,034	975	2,799	2,820	2,636
Net cruise revenues	$4,478	$4,456	$4,132	$10,832	$10,953	$10,130
ALBDs	21,120,155	21,120,155	20,572,112	61,540,974	61,540,974	59,555,384

Gross revenue yields	$253.82	$252.63	$240.60	$212.07	$214.57	$205.94
% increase vs. 2016	5.5%	5.0%		3.0%	4.2%
Net revenue yields	$211.99	$211.02	$200.87	$176.01	$177.99	$170.10
% increase vs. 2016	5.5%	5.1%		3.5%	4.6%
Net passenger ticket revenue yields	$162.82	$162.05	$153.47	$130.52	$132.17	$125.84
% increase vs. 2016	6.1%	5.6%		3.7%	5.0%
Net onboard and other revenue yields	$49.17	$48.97	$47.39	$45.49	$45.83	$44.26
% increase vs. 2016	3.8%	3.3%		2.8%	3.5%

	Three Months Ended August 31,			Nine Months Ended August 31,
	2017	2017 Constant Currency	2016	2017	2017 Constant Currency	2016
Net passenger ticket revenues	$3,439	$3,424	$3,157	$8,033	$8,140	$7,494
Net onboard and other revenues	1,039	1,033	975	2,799	2,811	2,636
Net cruise revenues	$4,478	$4,457	$4,132	$10,832	$10,951	$10,130
ALBDs	21,120,155	21,120,155	20,572,112	61,540,974	61,540,974	59,555,384

Net revenue yields	$211.99	$211.05	$200.87	$176.01	$177.95	$170.10
% increase vs. 2016	5.5%	5.1%		3.5%	4.6%
Net passenger ticket revenue yields	$162.82	$162.13	$153.47	$130.52	$132.28	$125.84
% increase vs. 2016	6.1%	5.6%		3.7%	5.1%
Net onboard and other revenue yields	$49.17	$48.92	$47.39	$45.49	$45.67	$44.26
% increase vs. 2016	3.8%	3.2%		2.8%	3.2%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Consolidated gross and net cruise costs and net cruise costs excluding fuel per ALBD were computed by dividing the gross and net cruise costs and net cruise costs excluding fuel by ALBDs as follows (dollars in millions, except costs per ALBD) (a):

	Three Months Ended August 31,			Nine Months Ended August 31,
	2017	2017 Constant Dollar	2016	2017	2017 Constant Dollar	2016
Cruise operating expenses	$2,927	$2,908	$2,479	$7,752	$7,837	$6,939
Cruise selling and administrative expenses	543	542	527	1,637	1,658	1,606
Gross cruise costs	3,470	3,450	3,006	9,389	9,495	8,545
Less cruise costs included above
Commissions, transportation and other	(699)	(695)	(646)	(1,781)	(1,809)	(1,723)
Onboard and other	(184)	(184)	(171)	(438)	(442)	(411)
(Losses) gains on ship sales and impairments (c)	(304)	(294)	—	(300)	(290)	2
Restructuring expenses (c)	(3)	(3)	—	(3)	(3)	(2)
Other (c)	—	—	(18)	—	—	(39)
Net cruise costs	2,280	2,274	2,171	6,867	6,951	6,372
Less fuel	(307)	(307)	(265)	(914)	(914)	(648)
Net cruise costs excluding fuel	$1,973	$1,967	$1,906	$5,953	$6,037	$5,724
ALBDs	21,120,155	21,120,155	20,572,112	61,540,974	61,540,974	59,555,384

Gross cruise costs per ALBD	$164.32	$163.32	$146.18	$152.56	$154.29	$143.50
% increase vs. 2016	12.4%	11.7%		6.3%	7.5%
Net cruise costs excluding fuel per ALBD	$93.39	$93.08	$92.63	$96.72	$98.09	$96.10
% increase vs. 2016	0.8%	0.5%		0.6%	2.1%

	Three Months Ended August 31,			Nine Months Ended August 31,
	2017	2017 Constant Currency	2016	2017	2017 Constant Currency	2016
Net cruise costs excluding fuel	$1,973	$1,960	$1,906	$5,953	$6,011	$5,724
ALBDs	21,120,155	21,120,155	20,572,112	61,540,974	61,540,974	59,555,384

Net cruise costs excluding fuel per ALBD	$93.39	$92.78	$92.63	$96.72	$97.67	$96.10
% increase vs. 2016	0.8%	0.2%		0.6%	1.6%

(See Notes to Non-GAAP Financial Measures.)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Adjusted fully diluted earnings per share was computed as follows (in millions, except per share data) (a):

	Three Months Ended August 31,		Nine Months Ended August 31,
	2017	2016	2017	2016
Net income
U.S. GAAP net income	$1,329	$1,424	$2,060	$2,171
Unrealized (gains) losses on fuel derivatives, net (b)	(65)	(25)	(134)	(121)
Losses (Gains) on ship sales and impairments (c)	392	—	389	(2)
Restructuring expenses (c)	3	—	3	2
Other (c)	—	18	—	39
Adjusted net income	$1,659	$1,417	$2,318	$2,089
Weighted-average shares outstanding	726	739	727	754

Earnings per share
U.S. GAAP earnings per share	$1.83	$1.93	$2.84	$2.88
Unrealized (gains) losses on fuel derivatives, net (b)	(0.09)	(0.03)	(0.18)	(0.16)
Losses (Gains) on ship sales and impairments (c)	0.55	—	0.53	—
Restructuring expenses (c)	—	—	—	—
Other (c)	—	0.02	—	0.05
Adjusted earnings per share	$2.29	$1.92	$3.19	$2.77

Notes to Non-GAAP Financial Measures

(a)	Non-GAAP Financial Measures

We use net cruise revenues per ALBD (“net revenue yields”), net cruise costs excluding fuel per ALBD, adjusted net income and adjusted earnings per share as non-GAAP financial measures of our cruise segments’ and the company’s financial performance. These non-GAAP financial measures are provided along with U.S. GAAP gross cruise revenues per ALBD (“gross revenue yields”), gross cruise costs per ALBD and U.S. GAAP net income and U.S. GAAP earnings per share.

We believe that gains and losses on ship sales, impairment charges and restructuring and certain other expenses are not part of our core operating business and, therefore, are not an indication of our future earnings performance. As such, we exclude these items from non-GAAP measures. Net revenue yields and net cruise costs excluding fuel per ALBD enable us to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to investors and expanded insight to measure our revenue and cost performance as a supplement to our U.S. GAAP consolidated financial statements.

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Net passenger ticket revenues reflect gross passenger ticket revenues, net of commissions, transportation and other costs.

Net onboard and other revenues reflect gross onboard and other revenues, net of onboard and other cruise costs.

Net cruise costs excluding fuel per ALBD is the measure we use to monitor our ability to control our cruise segments’ costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues as well as fuel expense to calculate net cruise costs without fuel to avoid duplicating these variable costs in our non-GAAP financial measures. Substantially all of our net cruise costs excluding fuel are largely fixed, except for the impact of changing prices, once the number of ALBDs has been determined.

We have not provided a reconciliation of forecasted gross cruise revenues to forecasted net cruise revenues or forecasted gross cruise costs to forecasted net cruise costs without fuel or forecasted U.S. GAAP net income to forecasted adjusted net income or forecasted U.S. GAAP earnings per share to forecasted adjusted earnings per share because preparation of meaningful U.S. GAAP forecasts of gross cruise revenues, gross cruise costs, net income and earnings per share would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. While we forecast realized gains and losses on fuel derivatives by applying current Brent prices to the derivatives that settle in the forecast period, we do not forecast the impact of unrealized gains and losses on fuel derivatives because we do not believe they are an indication of our future earnings performance. We are unable to determine the future impact of gains or losses on ships sales, restructuring expenses and other non-core gains and charges.

Constant Dollar and Constant Currency

Our Europe, Australia & Asia (“EAA”) segment and Cruise Support segment operations utilize the euro, sterling and Australian dollar as their functional currencies to measure their results and financial condition. This subjects us to foreign currency translational risk. Our North America, EAA and Cruise Support segment operations also have revenues and expenses that are in a currency other than their functional currency. This subjects us to foreign currency transactional risk.

We report net revenue yields, net passenger revenue yields, net onboard and other revenue yields and net cruise costs excluding fuel per ALBD on a “constant dollar” and “constant currency” basis assuming the 2017 periods’ currency exchange rates have remained constant with the 2016 periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Constant dollar reporting is a non-GAAP financial measure that removes only the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations.

Constant currency reporting is a non-GAAP financial measure that removes the impact of changes in exchange rates on the translation of our EAA segment and Cruise Support segment operations (as in constant dollar) plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency for our North America, EAA and Cruise Support segments.

Examples:

•
The translation of our EAA segment operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•
Our North American segment operations have a U.S. dollar functional currency but also have revenue and expense transactions in currencies other than the U.S. dollar. If the U.S. dollar strengthens against these other currencies, it reduces the U.S. dollar revenues and expenses. If the U.S. dollar weakens against these other currencies, it increases the U.S. dollar revenues and expenses.

•
Our EAA segment operations have euro, sterling and Australian dollar functional currencies but also have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.

(b)
Under U.S. GAAP, the realized and unrealized gains and losses on fuel derivatives not qualifying as fuel hedges are recognized currently in earnings. We believe that unrealized gains and losses on fuel derivatives are not an indication of our earnings performance since they relate to future periods and may not ultimately be realized in our future earnings. Therefore, we believe it is more meaningful for the unrealized gains and losses on fuel derivatives to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these unrealized gains and losses.

(c)
We believe that gains and losses on ship sales, impairment charges, restructuring and other expenses are not part of our core operating business and are not an indication of our future earnings performance. Therefore, we believe it is more meaningful for gains and losses on ship sales, impairment charges, and restructuring and other non-core gains and charges to be excluded from our net income and earnings per share and, accordingly, we present adjusted net income and adjusted earnings per share excluding these items.